Personal & Confidential

November [●], 2019

[Name and Address]

Re:     Special Cash Retention Award

Dear [●],

You are a valued member of Sirius International Insurance Group, Ltd. (“Sirius”), and we look forward to your continued contributions to Sirius as we move forward.  Accordingly, Sirius is pleased to offer you the following special cash retention award (“Retention Award”) opportunity, subject to the terms and conditions set forth in this letter.

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Payment of the Retention Award. You will be eligible to receive a Retention Award in the amount of $[●], which will be paid in two equal cash installments as follows: 50% will be paid on or prior to March 15, 2020 and 50% will be paid on or prior to March 15, 2021 (each, a “Vesting Date”). Except as provided below, each installment will be paid on the applicable Vesting Date, less applicable withholdings and deductions, only if you remain employed continuously by a Sirius subsidiary (“Sirius Employer”) through the applicable Vesting Date, and you have complied with the terms of this letter.

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Termination of Employment. If your employment is terminated by your Sirius Employer without Cause [(as such term is defined below)] [or you resign for Good Reason (as these terms are defined [in the Sirius Group Severance and Change in Control Plan)] prior to either Vesting Date, your Sirius Employer will pay you any then-unpaid portion of your Retention Award within 30 days following your termination of employment, provided that you sign and do not revoke a waiver and release of claims against Sirius and its subsidiaries at the time and in the form provided by Sirius at the time of your termination.

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Forfeiture and Clawback. If your employment is terminated for any reason other than a termination by your Sirius Employer without Cause [or a resignation for Good Reason], you will forfeit any unvested portion of the Retention Award. In addition, if such termination occurs within 12 months after one of the Vesting Dates, the payment amount (being the amount of the Retention Award less any withholding and deductions made at the time of the payment of the Retention Award to you) relating to that Vesting Date will be forfeited and you will be required to repay such payment amount to your Sirius Employer within 30 days after the date of your termination. You agree that, by accepting the Retention Award, you authorize the Sirius Employer to deduct any amount or amounts owed by you pursuant to this paragraph from any amounts payable by or on behalf of the Sirius Employer to you, including, without limitation, any amount payable to you as salary, wages, vacation pay, bonus or the vesting or settlement of any share-based award.

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Existing Incentives. Your eligibility to receive the Retention Award is in addition to any amounts that you are eligible to receive pursuant to any regular annual bonus incentive and annual long-term incentive award opportunity in respect of your ongoing employment at Sirius.

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Cause. For purposes of this letter, “Cause” shall have the meaning set forth in any employment agreement or other similar written agreement (including such similar term or concept, as determined by Sirius) between you and Sirius or any of its affiliates. If there is no such written agreement or if such agreement does not define “Cause,” then “Cause” shall mean (i) a material and continued failure to perform your duties, other than due to death or disability, which failure has continued for more than 30 days following written notice of such nonperformance from Sirius; (ii) your conviction of or pleading guilty or no contest to an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of Sirius or any of its affiliates; (iii) a material breach of any restrictive covenant agreement to which you are subject; (iv) your commission of a felony, including a plea of guilty or nolo contendere, or an indictment or written admission thereof; (v) your gross negligence or willful misconduct in the performance of your duties that is reasonably likely to have an adverse effect on the business or reputation of Sirius or any of its affiliates; or (vi) your material violation of the material written policies of Sirius (e.g., sexual harassment, data protection policy, etc.). For the avoidance of doubt, the definition of Cause shall apply regardless of whether such termination of employment may be justified under any applicable employment protection legislation, and regardless of whether you may challenge such termination, and regardless of whether such termination is invalidated by verdict or a court order.

Your Retention Award is personal and confidential, as not all Sirius employees are being given this opportunity.

If you have further questions, please direct them to Gene Boxer, EVP, Chief Strategy Officer and Group General Counsel, Sirius Group.  Thank you for being part of our team and for your contribution to our continued success.

The Retention Award shall be null and void unless you agree to be bound by and execute this letter agreement on or before December [●], 2019.

Sincerely yours,

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

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By: Kernan V. Oberting
Title: President & Chief Executive Officer

Acknowledgment, Acceptance and Agreement:
By accepting this Retention Award, I acknowledge and agree to be bound by the terms and conditions of this letter agreement.

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[Name]
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Date